EXHIBIT 10.7

FORM OF

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

ANNUAL PERFORMANCE-BASED INCENTIVE PLAN

PURPOSE

The MGM Growth Properties Operating Partnership LP Annual Performance-Based Incentive Plan (the “Plan”) is an annual short-term incentive plan designed to reward employees of MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “Company”), for achieving pre-established corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company, its affiliates and, ultimately, the shareholders of MGM Growth Properties LLC, a Delaware limited liability company and indirect affiliate of the Company (“MGP”), and to enable the Company to attract and retain highly qualified executive officers.

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

1.1 All employees of the Company are eligible to participate in the Plan. At or prior to the time performance objectives for a “Performance Period” are established, as defined in Section 2.2 below, the board of managers of MGM Growth Properties OP GP LLC, a Delaware limited liability company, which is the general partner of the Company (the “Board”), will designate which of its employees of the Company among those eligible shall participate in the Plan for such Performance Period (the “Participants”).

ARTICLE 2

PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

2.1 The fiscal year of the Plan (the “Plan Year”) shall be the fiscal year beginning on January 1 and ending on December 31; provided, that for 2016, the Plan year shall be the short year commencing on [●], 2016, and ending on December 31, 2016. The performance period with respect to which bonuses shall be calculated and paid under the Plan (the “Performance Period”) shall generally be the Plan Year but may be longer or shorter than a Plan Year; provided, however, that the Board shall have the authority to designate different Performance Periods under the Plan, which need not be identical for all Participants.

2.2 Generally, within the first ninety days of each Performance Period, the Board shall establish in writing, with respect to such Performance Period, (a) one or more performance goals, (b) a target objective or objectives with respect to such performance goals and (c) a formula or method for computing the amount of bonus compensation awardable to a Participant if the performance goals are attained.

2.3 Performance goals shall be based upon achievement of performance measures specified by the Board. Performance measures under this Plan include:

(a) Market share;

(b) Gross revenue;

(c) Pretax operating income;

(d) Net earnings or net income (before or after taxes);

(e) Earnings per share (or other equity interest);

(f) Net sales or revenue growth;

(g) Net operating profit;

(h) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(i) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(j) Earnings before or after taxes, interest, depreciation, and/or amortization;

(k) Gross or operating margins;

(l) Productivity;

(m) Productivity ratios;

(n) Cost reductions and savings;

(o) Share (or other equity) price (including, but not limited to, growth measures);

(p) Consummation of debt and equity offerings;

(q) Equity capital raised;

(r) Expense targets;

(s) Margins;

(t) Operating efficiency;

(u) Market share;

(v) Customer satisfaction;

(w) Working capital targets;

(x) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(y) Total shareholder return;

(z) Actual or adjusted funds from operations (FFO);

(aa) Actual or adjusted funds from acquisitions (FFA); and

(bb) Such other business and/or personal criteria as may be deemed appropriate by the Board.

Any performance measures may be used to measure the performance of the Company, any of its affiliates (including MGP) or operating units or any combination of the foregoing, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s result as the Board may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Board, in its sole discretion, deems appropriate, or the Board may select performance measure (o) above as compared to various stock market indices. The Board also has the authority to provide for accelerated vesting of any bonus award based on the achievement of performance goals pursuant to the performance measures specified in this Section 2.3.

2.4 The Board may provide that any evaluation of performance may include or exclude, and may adjust the performance goals (including to prorate goals and payments for a partial Performance Period) in the event of, any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in applicable accounting provisions and/or in management’s discussion and analysis of financial condition and results of operations appearing in MGP’s annual report to shareholders for the applicable year, (f) other nonrecurring events such as mergers, acquisitions, reorganizations, spinoffs or divestitures, (g) foreign exchange gains and losses, (h) financing transactions and (i) such other occurrences as may be deemed appropriate by the Board in its sole discretion.

ARTICLE 3

DETERMINATION OF BONUS AWARDS

3.1 As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Board shall certify to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, and the Board shall calculate the amount of each Participant’s bonus for such Performance Period based upon the performance goals, objectives and computation formulae for such Performance Period established pursuant to Section 2.2 above.

3.2 No Participant’s bonus award for any Plan Year shall exceed the sum of $8,000,000.

ARTICLE 4

PAYMENT OF BONUS AWARDS

4.1 Approved bonus awards shall be payable by the Company or any of its affiliates. Payment may be made in cash and/or, solely in the case of payment by MGP, Class A common shares of MGP, issued pursuant to the MGM Growth Properties LLC 2016 Omnibus Incentive Plan and subject to such terms and conditions, including performance hurdles, vesting and contingencies, as may be permitted thereunder. Payment shall be made to a Participant, or to the Participant’s estate in the event of the Participant’s death, as soon as practicable during, and generally by March 15th of, the Plan Year following the Plan Year to which the bonus awards relate.

4.2 A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its affiliates on the last day of a Performance Period or on such sooner date as the performance goals have been met may be prorated or not paid based on rules to be established by the Board for the administration of the Plan.

ARTICLE 5

OTHER TERMS AND CONDITIONS

5.1 No person shall have any legal claim to be granted an award under the Plan, and the Board shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company, and no Participant shall have any claim with respect to any specific assets of the Company.

5.2 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any affiliate or to obligate the Company or any affiliate to maintain any employee’s compensation at any level.

5.3 The Company or any of its affiliates may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its affiliates.

5.4 All bonus awards shall be subject to the Company’s and MGP’s clawback policies as may be in effect from time to time.

5.5 The Company intends that the Plan and all bonus awards avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, the Plan shall be interpreted to that end. Notwithstanding any contrary provision in the Plan, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be paid under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her termination of employment (which for this purpose shall mean a “separation from service” under Section 409A of the Code) shall be delayed for the first six months following such termination (or, if earlier, the date of death of the specified employee) and shall instead be paid on the first payroll date that immediately follows the end of such six-month period (or the first payroll date scheduled after the death of the specified employee).

ARTICLE 6

ADMINISTRATION

6.1 The Plan shall be administered by the Board, which shall have full power and authority to administer and interpret the provisions of the Plan, to resolve any inconsistencies or ambiguities, provide for any omissions and resolve any conflicts under the Plan, and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as it deems necessary or advisable.

6.2 The Board shall have full power to delegate to a Committee comprised of one or more of its members all or any number of its administrative or other duties or powers under this Plan. If the Board delegates such duties or powers to a Committee, all references under this Plan to the “Board” shall be interpreted to include such Committee.

6.3 The Board may rely on opinions, reports or statements of officers or employees of the Company or any affiliate thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

6.4 The Board reserves the right to amend or terminate the Plan in whole or in part at any time.

6.5 No member of the Board shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Board against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

6.6 The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

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